Exhibit 10.62

WARRANT TRANSFER AGREEMENT

THIS WARRANT TRANSFER AGREEMENT (this “Agreement”), dated as of October 17, 2022, is entered into by and among (i) Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), (ii) Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd, each a Singapore company (together, the “Sponsors”), and (iii) solely for purposes of Section 1.3, Vickers Vantage Corp. I (the “Company”) and Maxim Group LLC (“Maxim”).

WHEREAS, the Company and Continental Stock Transfer & Trust Company, have entered into that certain Warrant Agreement, dated as of January 6, 2021 (as such agreement may be amended or amended and restated in accordance with its terms, the “Warrant Agreement”);

WHEREAS, the Sponsors are the holders of warrants to purchase ordinary shares, par value $0.0001, of the Company (the “Ordinary Shares”) covering an aggregate of 6,840,000 Ordinary Shares at an exercise price of $11.50 per share (the “Warrants”), issued pursuant to the Warrant Agreement;

WHEREAS, the Company is also a party to (i) that certain Underwriting Agreement, dated as of January 6, 2021 by and between the Company and Maxim (the “Underwriting Agreement”); (ii) that certain Agreement and Plan of Merger, dated as of March 17, 2022 (as amended, the “Merger Agreement” and the transactions contemplated thereby, the “Business Combination”), with Vantage Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Scilex Holding Company, a Delaware corporation and wholly owned subsidiary of Sorrento (“Scilex”); and (iii) that certain Sponsor Support Agreement, dated as of March 17, 2022 (as amended, the “Sponsor Support Agreement”) with the Sponsors, those persons listed on Schedule I thereto and Scilex;

WHEREAS, if, prior to the consummation of the Business Combination, the public shareholders of Ordinary Shares shall have redeemed more than 50% of such shares as were outstanding as of March 17, 2022, then in addition to the forfeiture of Warrants by the Sponsors contemplated by the Sponsor Support Agreement, the Sponsors desire to transfer and convey to Sorrento, and Sorrento desires to accept and acquire all right, title and interest in and to all or a portion of the Warrants (as equitably adjusted from time to time in respect of any change in the outstanding Ordinary Shares into a different number, class or series, including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares) as determined in accordance with the transfer schedule (the “Transfer Schedule”) set forth in Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement and in consideration therefor, Sorrento has agreed pursuant to a letter agreement (the “Funding Commitment Letter”) dated October 17, 2022 in the form attached hereto as Exhibit B to provide such financing as may be necessary to satisfy the closing condition under the Merger Agreement that requires the Company to have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time (as defined in the Merger Agreement), up to a maximum of $10,000,000;

WHEREAS, concurrent herewith, the Company and Sorrento are entering into a Letter Agreement (the “Lock-up Release”) to provide that certain shares owned by the Sponsors may be released from the lock-up restrictions in an amount necessary to satisfy the minimum public float requirement under the Nasdaq Listing Standards; and

WHEREAS, Sorrento desires to be bound and subject to the terms and conditions of the Warrant Agreement, including, for clarity, the transfer restrictions set forth in Section 5 of the Warrant Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
TRANSFER OF WARRANTS

1.1            Transaction. Subject to the terms and conditions set forth herein, each Sponsor hereby agrees, subject to and contingent upon the Closing (as defined in the Merger Agreement), if, as of immediately prior to the Closing, the holders of Ordinary Shares issued and outstanding as of March 17, 2022 shall have exercised redemption rights in conjunction with the shareholder vote on the Extension Amendment or the Parent Shareholder Approval Matters (each as defined in the Sponsor Support Agreement), then automatically and without any further action by any other person, such Sponsor shall transfer a number of Warrants equal to such Sponsor’s proportionate share (as set forth in Exhibit C) of the applicable number of Warrants to be transferred to Sorrento as set forth across from the corresponding redemption percentage in the Transfer Schedule, held by such Sponsor to Sorrento immediately prior to Closing (the “Transfer” and such Warrants so transferred, the “Transferred Warrants”). The Sponsors’ obligation to transfer the Transferred Warrants pursuant to this Agreement is in addition to and not in limitation of the forfeiture obligations set forth in Section 1.5 of the Sponsor Support Agreement.

1.2            Transfer Obligations. On the date of the Extraordinary General Meeting of the shareholders of the Company in connection with the Business Combination, as such meeting date shall be set forth in the proxy statement/prospectus to be delivered by the Company to its shareholders in connection with the Business Combination, the Company shall notify the Sponsors and Sorrento of the number of Ordinary Shares that have been redeemed by the Company’s public shareholders and the resulting number of Warrants to be transferred from the Sponsors to Sorrento pursuant to the terms of this Agreement. In connection with the Transfer, the Sponsors shall take all actions necessary to surrender the Transferred Warrants to the Warrant Agent (as defined in the Warrant Agreement) and cause such Warrant Agent to issue in exchange therefor one or more new Warrants, or book entry positions, in the name of Sorrento, including by execution and delivery by Sponsors of the warrant assignment in substantially the form attached hereto as Exhibit D with such Transfer to be effective as of and contingent upon the Closing. Upon the Transfer of the Transferred Warrants to Sorrento, Sorrento hereby agrees to be bound by terms of the Warrant Agreement.

1.3            Consent and Waiver. The Company and Maxim, as applicable, hereby (a) consent to the transfer of the Warrants by the Sponsors to Sorrento in accordance with Section 5.6 of the Warrant Agreement, and (b) waive the transfer restrictions, solely with respect to the Transferred Warrants in connection with the Transfer, set forth in the Underwriting Agreement, the Sponsor Support Agreement and any other contract or agreement to which the Company and/or Maxim is a party that would otherwise result in restrictions substantially similar to those set forth in the Underwriting Agreement and the Sponsor Support Agreement.

1.4            Further Assurances. From time to time after the date hereof, Sorrento and Sponsors, without charge to the other, shall perform such other acts, and shall execute and acknowledge and shall furnish such other documents, instruments, materials and/or information that such other party reasonably may request in order to effect the intent of, and the consummation of the transactions provided in, this Agreement, including, without limitation, those actions necessary to transfer to Sorrento good and marketable title to the Transferred Warrants, free and clear of all claims, liens and other encumbrances.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SPONSORS

The Sponsors hereby, jointly and severally, represent and warrant to Sorrento hereto that:

2.1            Capitalization. Each Sponsor is the only owner (record and beneficial) of the Transferred Warrants, and has good and marketable title to the Transferred Warrants, free and clear of all liens, encumbrances, options and claims and upon transfer of the Transferred Warrants held by such Sponsor to Sorrento in accordance with this Agreement, Sorrento will own, and have good and marketable title to, the Transferred Warrants held by each Seller, free and clear of all liens, encumbrances, options and claims.

2.2            Authority of Sponsors; No Conflict. Each Sponsor has the full right, power, legal capacity and authority to perform its obligations under this Agreement, including transferring the Transferred Warrants as described herein to Sorrento pursuant to this Agreement. The execution and delivery of this Agreement and such Seller’s performance hereunder will not conflict with, or breach or result in a default under, any laws or any agreement by which each Sponsor is bound or create any lien upon any of such Sponsor’s properties or assets. No filing, notice, authorization or approval, governmental or otherwise, is necessary to enable such Sponsor to enter into, and to perform such Sponsor’s obligations under this Agreement. This Agreement has been duly executed and delivered by each Sponsor and, assuming due authorization, execution and delivery by Sorrento, constitutes the valid, legal and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3            Compliance with Applicable Law. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or, to the best of each Sponsor knowledge, threatened, against or involving such Sponsor with respect to this Agreement, the transactions contemplated hereby, or the Transferred Warrants, before any federal, state, municipal, foreign, or other court or governmental or administrative body or agency, or any private arbitration tribunal.

2.4           Securities Law. Subject to the truth and accuracy of the representations of Sorrento set forth in Section 3.3 hereof, the consummation of the transactions contemplated hereby will not violate the Securities Act of 1933, as amended (the “Securities Act”), or any blue sky laws.

2.5            Disclosure. No Sponsor has made any untrue statement of a material fact related to a specific representation or warranty contained in this Agreement, nor has any such Sponsor omitted to state any material fact necessary in order to make the specific statements contained in this Agreement not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SORRENTO

Sorrento represents and warrants to Sponsors that:

3.1            Authority of Sorrento. Sorrento has the requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transfer of the Transferred Warrants. This Agreement has been duly executed and delivered by Sorrento and, assuming due authorization, execution and delivery by Sponsors, constitutes the valid and binding obligation of Sorrento, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.2            Compliance with Applicable Law. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or, to the best of Sorrento’s knowledge, threatened, against or involving Sorrento with respect to this Agreement, the transactions contemplated hereby, or the Transferred Warrants, before any federal, state, municipal, foreign, or other court or governmental or administrative body or agency, or any private arbitration tribunal.

3.3            Securities Law.

(a)              Sorrento is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and the Transferred Warrants to be acquired under this Agreement are being acquired for its own account as principal and not with a view to distribution of the Transferred Warrants or the shares of common stock underlying the Transferred Warrants. Sorrento will not offer, sell, transfer, pledge or otherwise dispose of the Transferred Warrants or the shares of common stock underlying the Transferred Warrants, unless pursuant to a transaction either registered, or exempt from registration, under the Securities Act and otherwise in compliance with applicable state securities or “blue sky” laws.

(b)              Sorrento understands that the transfer of the Transferred Warrants to it has not been registered under the Securities Act or any applicable state securities laws, by reason of a specific exemption under the provisions of such laws.

(c)              Sorrento has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Warrants and the shares of common stock underlying the Transferred Warrants, and Sorrento is capable of bearing the economic risks of such investment.

ARTICLE IV
INDEMNIFICATION; SURVIVAL

4.1            Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall survive the Transfer indefinitely. The covenants of Sorrento and Sponsors contained in this Agreement shall survive the Transfer in accordance with their respective terms. None of the representations and warranties set forth in this Agreement shall be modified or affected by any investigation at any time made by or on behalf of any party hereto. All rights to indemnification contained in this Agreement shall survive the Transfer in accordance with their terms.

4.2            Indemnification. Each party shall indemnify and hold harmless the other parties hereto, from and against any and all damages, costs, liabilities and reasonable attorneys’ fees suffered as a result of or in connection with the indemnifying party’s breach of its obligations, representations and warranties under this Agreement. Said indemnification is conditioned on the indemnifying party being promptly notified in writing of such claim. The indemnifying party shall have sole control of the defense (but not settlement) thereof. The party seeking indemnification shall furnish all information available for such defense and shall cooperate in any defense and settlement thereof.

ARTICLE V
MISCELLANEOUS

5.1            Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject only to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the parties and their respective successors, heirs, personal representatives, executors and permitted assigns.

5.2            Construction. Each party acknowledges and agrees that it has been represented by legal counsel in the negotiation and delivery of this Agreement and that this Agreement has been drafted and prepared through the efforts of all parties and the rule of construction that any vague or ambiguous terms are to be construed against the party drafting such terms shall not be applied to any party to this Agreement.

5.3            Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm, or corporation may in the context require.

5.4            Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each party hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon such party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth across such party’s signature pages hereto. Such mailing shall be deemed personal service and shall be legal and binding upon such party in any action, proceeding or claim.

5.5            Specific Enforcement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity.

5.6            Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire understanding between the parties with respect to the Transfer of the Transferred Warrants and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Sponsors are not relying on any representations or warranties of Sorrento not otherwise specifically set forth in this Agreement. No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

5.7            Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or modified and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties or, with respect to a waiver, with the written consent of the party against whom such waiver is sought. The failure of any party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

5.8            Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, to any extent, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

5.9            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

5.10         Expenses. Each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

5.11          Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

5.12          Termination. This Agreement shall terminate and be of no further effect if any of the Merger Agreement, the Funding Commitment Letter or the Lock-up Release is terminated in accordance with its terms.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by an authorized person as of the date first written above.

Sorrento therapeutics, inc.

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Its:	Chief Executive Officer

Address:	4955 Directors Place
San Diego, CA 92121

SPONSORS:

Vickers venture fund vi Pte ltd

By:	/s/ Finian Tan
Name:	Finian Tan
Its:	Managing Member

Address:	1 Harbourfront Avenue, #16-06 Keppel Bay Tower, Singapore, 098632 Singapore

Vickers venture vi (plan) pte ltd

By:	/s/ Finian Tan
Name:	Finian Tan
Its:	Managing Member

Address:	1 Harbourfront Avenue, #16-06 Keppel Bay Tower, Singapore, 098632 Singapore

[Signature Page to Warrant Transfer Agreement]

COMPANY:

Vickers VANTAGE CORP. I, SOLELY FOR PURPOSES OF SECTION 1.3

By:	/s/ Jeffrey Chi
Name:	Jeffrey Chi
Its:	Chief Executive Officer

Address:	1 Harbourfront Avenue, #16-06 Keppel Bay Tower, Singapore, 098632 Singapore

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Co-President

Exhibit A

TRANSFER Schedule

Redemption	Number of Warrants to be Transferred to Sorrento	Number of Warrants to be Retained by Sponsors	Total Warrants
90% or greater	3,104,000	1,000,000	4,104,000
85% to 89.99%	2,600,000	1,504,000	4,104,000
75% to 84.99%	2,052,000	2,052,000	4,104,000
50% to 74.99%	3,400,000	3,440,000	6,840,000
Below 50%	-	6,840,000	6,840,000

Exhibit B

FUNDING COMMITMENT LETTER

Exhibit C

Ownership Schedule

Exhibit D

warrant assignment